




Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-183276

ATLAS
FINANCIAL HOLDINGS, INC.

Investor Presentation

January - February 2013

Safe Harbor

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-805-4128.

Statements in this presentation, including the information set forth as to the future financial or operating performance of Atlas Financial Holdings, Inc., American Country Insurance Company, American Service Insurance Company and/or Gateway Insurance Company (collectively, "Atlas"), that are not current or historical factual statements may constitute "forward looking" information within the meaning of securities laws. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Atlas, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. When used in this presentation, such statements may include, among other terms, such words as "may," "will," "expect," "believe," "plan," "anticipate," "intend," "estimate" and other similar terminology. These statements reflect current expectations, estimates and projections regarding future events and operating performance and speak only as to the date of this presentation. Readers should not place undue importance on forward looking statements and should not rely upon this information as of any other date. These forward looking statements involve a number of risks and uncertainties. Some of the factors facing Atlas that could cause actual results to differ materially from those expressed in or underlying such forward looking statements include: (i) market fluctuations, changes in interest rates or the need to generate liquidity; (ii) access to capital; (iii) recognition of future tax benefits on realized and unrealized investment losses; (iv) managing expansion effectively; (v) conditions affecting the industries in which we operate; (vi) competition from industry participants; (vii) attracting and retaining independent agents and brokers; (viii) comprehensive industry regulation; (ix) our holding company structure; (x) our ratings with A.M. Best; (xi) new claim and coverage issues; (xii) claims payments and related expenses; (xiii) reinsurance arrangements; (xiv) credit risk; (xv) our ability to retain key personnel; (xvi) our ability to replace or remove management or Directors; (xvii) future sales of common shares; (xviii) public company challenges; and (xix) failure to effectively execute our business plan. The foregoing list of factors is not exhaustive. See also "Risk Factors" listed in the Company's most recent registration statement filed with the SEC. Many of these issues can affect Atlas' actual results and could cause the actual results to differ materially from those expressed or implied in any forward looking statements made by, or on behalf of, Atlas. Readers are cautioned that forward looking statements are not guarantees of future performance, and should not place undue reliance on them. In formulating the forward looking statements contained in this presentation, it has been assumed that business and economic conditions affecting Atlas will continue substantially in the ordinary course. These assumptions, although considered reasonable at the time of preparation, may prove to be incorrect.

Offering Summary

Offering Type	Public offering of ordinary shares
Offering Size	4.63 million shares (32.4% primary / 67.6% secondary) Approximately $30.4 million at recent share price
Last Trade	$6.56 as of January 25, 2013 (1)
Over-Allotment	15% (100% primary)
Use of Proceeds	Working capital, acquisitions, repurchasing preferred shares or other general corporate purposes
Exchanges / Ticker	Currently traded on TSXV under "AFH" Concurrent with this offering, Atlas will list on the NASDAQ Capital Market under "AFH"
Bookrunner	Sandler O'Neill + Partners, L.P.
Co-Managers	Sterne Agee, Canaccord Genuity EarlyBirdCapital, Inc., Sidoti & Company, LLC
Expected Pricing	Week of February 4th, 2013

(1) Based on an assumed exchange rate of C$1.01 per $1 U.S. and after giving effect to the one-for-three reverse stock split.

Company History

- **2010:** Atlas Financial Holdings, Inc. formed
  - American Country Insurance Company and American Service Insurance Company acquired from previous owner
  - A.M. Best upgraded rating to "B" stable from "B-" negative
- **2011:**
  - Launched strategic realignment to focus on core commercial automobile insurance business
  - Actively wrote core lines of business in 25 states
- **2012:**
  - Completed strategic realignment and returned to profitability
  - Actively wrote core lines of business in 31 states
- **2013:**
  - Completed acquisition of Gateway Insurance Company, a taxi and limousine insurer
  - Currently writing core lines of business in 40 states and the District of Columbia

AMERICAN COUNTRY

AMERICAN SERVICE INSURANCE

GATEWAY INSURANCE COMPANY

Management Team

- Current management team led the formation of Atlas in 2010
- Worked together in key roles in the strategic reorganization of the former parent of American Country and American Service

Scott Wollney *President & CEO*	• Formerly President and CEO of Kingsway America and various subsidiaries • Involved in reorganization of American Country and American Service • 21 years of insurance industry experience
Paul Romano *VP & CFO*	• Formerly VP and Treasurer of Kingsway America • Previously VP of various Kingsway subsidiaries and CFO of American Country • 26 years of accounting experience, 12 years in insurance operations
Bruce Giles *VP of Underwriting & Product Development*	• Formerly Assistant Vice President of Commercial Underwriting for Kingsway America • Previously held various underwriting positions at Kingsway America and Allstate • 31 years of insurance industry experience
Joseph Shugrue *VP of Claims*	• Formerly VP of Claims for Kingsway America and American Service • Previously held claims positions with other specialty insurance companies • 26 years of insurance industry experience
Leslie DiMaggio *VP of Operations*	• Formerly VP of Information Technology of Kingsway Financial • Previously held executive positions with Kingsway America and other insurance companies • 17 years of insurance industry experience

Shareholders

- Atlas officers and directors own a significant portion of Atlas shares

Beneficial Owner	Title	Total Shares [1]	% of Pro Forma Shares Post-Offering
Gordon Pratt	Chairman	381,550	4.99%
Scott Wollney	President & CEO	162,875	2.13%
Joseph Shugrue	VP of Claims	42,208	0.55%
Leslie DiMaggio	VP of Operations	41,090	0.54%
Paul Romano	VP & CFO	37,362	0.49%
Jordan Kupinsky	Director	37,000	0.48%
Bruce Giles	VP of Underwriting & Product Development	35,757	0.47%
Total		**737,844**	**9.65%**

- Atlas' largest shareholder received stock as a significant portion of the consideration paid when American Country and American Service were acquired in 2010
- This shareholder has elected to exercise registration rights to sell a portion of its shares in the offering

Beneficial Owner	Shares Owned [2]	Shares to be Sold	Pro Forma Shares Owned [2]	% of Pro Forma Shares Post-Offering [3]
Kingsway America, Inc.	3,887,469	3,130,000	757,469	9.91%

(1) Does not include outstanding warrants and options held by officers and directors.
(2) Restricted voting shares that convert to ordinary shares upon sale.
(3) Assumes no exercise of the over-allotment option.

Atlas Overview

An insurance holding company focused exclusively on underwriting specialty commercial automobile insurance policies in the United States

Niche Market Orientation

- Vision to be the preferred specialty transportation insurer
- Target market segments that support adequate pricing
- Flexibility to adapt to changing market needs

Highly Specialized Operations

- Sophisticated underwriting supported by substantial data
- Long-standing independent agent relationships
- Experienced claims management

Well-Positioned for Future Growth

- Successfully re-focused business
- Profitable business model with increasing scale
- Focused strategy for profitable growth

Atlas Snapshot
(as of 9/30/12 unless otherwise noted)

Corporate Headquarters	Elk Grove Village, IL
Employees (12/31/12) [1]	106
Gross Premiums Written (Est. 2012)	$55.0M
Net Premiums Earned (Est. 2012)	$38.7M
Cash and Investments	$121.7M
Total Assets	$169.9M
Total Shareholders' Equity	$59.1M
Common Shareholders' Equity	$39.7M
Shares Outstanding	6,144,390
Book Value Per Share	$6.46

(1) Includes Gateway Insurance Company employees.

Attractive Niche Market Segment

"Light" Commercial Automobile Sector

- Taxi, limousine, livery and non-emergency para-transit
- Owner-operated and small operation fleets (1-10 vehicles)
- Insured to minimum required policy limits
- Uniform vehicle types across segments: "light" vehicle weight (e.g., cars, vans, pick-up trucks)

Value Proposition Based on Competitive Strengths Within Niche

- Strong brand recognition and market presence
- Long-standing distribution relationships
- Underwriting expertise, loss data and technology
- Specialized claims handling

Attractive Niche Industry Sector

- Historically profitable business class
- Limited number of competitors
- Operators less likely to take vehicles out of service
- Businesses and business reputations rely on availability









Market Opportunity

Large Overall Market

- Approximately $24 billion U.S. commercial auto market
- "Light" commercial automobile insurance is a subset of this market
- Opportunity to grow as a specialist within a very large overall U.S. P&C segment



Commercial Auto
DPW ($ in billions)
$35
$30
$25
$20
$15
$10
$5
$0
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011

Attractive Historic Underwriting Results

- U.S. commercial automobile insurance has historically been a profitable business class
- Outperformed the broader P&C industry by approximately 7% during the past 10 years



Commercial Auto
P&C Industry
Loss & LAE Ratio
100%
80%
60%
40%
20%
0%
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011

Source: A.M. Best Aggregates & Averages

Strong Distribution Relationships

Distribution Channel Cultivated Over Many Years

- In-force business has more than doubled in the past year
- Volume of applications continues to accelerate

Strong Brand Recognition

- Accelerates development of new distribution relationships in target markets
- *American Country:* one of the oldest taxi insurers in the U.S., with roots dating back to 1925
- *American Service:* commenced operations in 1983
- *Gateway Insurance Company:* predecessor founded in 1946

Diversified Agent Network

- 2-5 strategic “cornerstone” partnerships in each state

Focus on Specialty Commercial Products

- Discontinued all non-core lines of business
  - Florida personal auto in 2008
  - MGA insurance programs in 2008 & 2009
  - Private passenger non-standard auto in 2011
- Significant marketing and advertising with a focus on brand recognition, value proposition and commitment to specialty commercial auto

Expanded Geographic Presence

- Expanded distribution from 25 states in 2011 to 40 states and the District of Columbia currently
- Entered CA, DC, HI, MT, NE, ND, SD, WA and WV through Gateway acquisition
- Licensed to write P&C insurance in 46 states and the District of Columbia


AK
WA
OR
CA
NV
ID
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
SC
NC
FL
WV
VA
PA
NY
VT
NH
ME
MA
RI
CT
NJ
DE
MD
DC
HI

Underwriting Expertise

Experienced

- Underwriters average over 10 years of individual experience with a commitment to commercial auto insurance
- Rich history and trusted brands
- Deep data repository

Knowledgeable

- Understanding of complex business processes and local protocols with extensive knowledge of municipal, state and federal requirements
- Ability to identify profitable risks and set price to generate underwriting profits

Technology Initiatives

- Predictive Underwriting Model - Data mining tool currently being deployed is expected to further enhance risk selection and improve underwriting results
- Point-of-Sale System - Underwriting interface, easy to use and data feeds directly into system; works in conjunction with traditional rate filings and predictive model
- Existing infrastructure will support POS submission and policy delivery in the future

Resources

- Access to large universe of data from a much larger book of business, ensuring accurate pricing in target markets and ease of entry into new markets
- Agent and policyholder services to support regulatory and operating requirements

Specialized Claims Handling

Knowledgeable and Geographically Dispersed Network of Adjusters

- Employees located in key markets (Chicago, New York and other strategic locations)
- Large network of independent appraisers and other experienced vendors located in smaller markets (long-standing relationships)

Focus on Customer Priorities

- Importance of processing claims quickly to repair and return vehicles back into service
- Emphasis on driver training and, when applicable, support during claim process

In-depth Understanding of Insured Assets

- Commercial vehicles
- Special equipment
- Customer business priorities
- Risk management practices

Well-established Infrastructure and Long-standing Relationships

- Allows for increased control over loss adjustment costs and fraud avoidance
- Commitment to being an industry leading resource

Stabilized Financial Position

Atlas Gross Written Premium Mix



% GWP
100%
80%
60%
40%
20%
0%
Q2'11
Q3'11
Q4'11
Q1'12
Q2'12
Q3'12
Commercial Auto
Other

Combined Ratio



175.0%
150.0%
125.0%
100.0%
75.0%
114.1%
119.7%
169.7%
107.3%
111.5%
97.6%
Q2'11
Q3'11
Q4'11
Q1'12
Q2'12
Q3'12

	2011			2012		
($ in thousands)	Q2	Q3	Q4	Q1	Q2	Q3
Gross Premiums Written	$7,856	$10,928	$9,081	$11,754	$9,242	$23,353
Net Premiums Earned	9,062	8,797	9,079	8,310	7,552	10,934
Underwriting Income / (Loss)	(1,278)	(1,729)	(6,325)	(617)	(868)	264
Net Income / (Loss)	193	1,066	(3,024)	135	130	1,657
Net Income / (Loss) to Common Shareholders	($9)	$862	($3,228)	($64)	($72)	$1,455

Attractive Return Profile

Profitable Underwriting Model

- Focus on commercial auto has reduced claims, acquisition costs and other underwriting expenses
- Increasing scale improves underwriting expense and combined ratios

	Three Months Ended September 30,	
	2011	2012
Loss Ratio	79.4%	65.5%
Acquisition Cost Ratio	*19.6%*	*16.6%*
Other Underwriting Expense Ratio	*20.7%*	*15.5%*
Expense Ratio	40.3%	32.1%
Combined Ratio	119.7%	97.6%

Return on Common Equity Profile (Q3 2012 Annualized)

Underwriting Profit (1 – Combined Ratio)	2.4%	Investment Return [1]	4.6%
Operating Leverage (Annualized NPE/Avg. Equity)	0.75x	Investment Leverage (Avg. Securities/Avg. Equity) [2]	2.08x
ROE Contribution from Underwriting	1.8%	ROE Contribution from Investments	9.6%
ROE Contribution from Preferred Stock [3]	3.6%	Annualized Return on Avg. Common Equity	15.0%

(1) Includes realized and unrealized gains; interest income as a percent of average securities was 2.0%.
(2) Avg. securities includes securities at cost, cash and investment in investees.
(3) Calculated as the difference between (a) return on common equity, and (b) ROE contribution from underwriting, plus ROE contribution from investments.

Strong Balance Sheet

- Attractive investment leverage
- Debt-free balance sheet
- Preferred shares issued at attractive terms

	Atlas
($ in thousands)	**September 30, 2012**
Cash and Investments	$121,706
Total Investments	109,555
Total Assets	169,943
Claim Reserves (Net) [(1)]	73,574
Total Shareholders' Equity	59,103
Common Shareholders' Equity	39,687
Investment Leverage (Cash and Investments / Common Equity)	3.1x

(1) Atlas' purchase of American Country and American Service included $10 million limit of adverse development protection (90% quota share after $1 million) based on reserves as of September 30, 2010, which has not been utilized.

Investment Portfolio

Conservative Investment Approach

- Emphasize preservation of capital, market liquidity to support payment of liabilities and diversification of risk
- Investment duration re-positioned to match core commercial auto reserve liabilities
- High quality fixed income portfolio

Substantial Investment Portfolio

- As of September 30, 2012, total investments equaled $109.6 million
- Predominantly corporate and government bonds
- Sold large real estate assets in 2012
- Average duration of 3.5 years
- Average S&P rating of AA

	September 30, 2012 [1]
AAA/Aaa	53.6%
AA/Aa	13.5%
A/A	24.2%
BBB/Baa	8.8%

Investment Portfolio (9/30/2012) [1]


4%
19%
35%
42%
Government
Corporate
Commerical Mortgage
Other Asset Backed

(1) American Country Insurance Company and American Services Insurance Company, Inc.

Focus on Profitable Growth

Re-establishing Legacy Distribution Relationships

- Historic commercial auto premium volumes were nearly $100 million in a small number of states
- Efficient distribution of products by maintaining, developing and establishing strategic agent relationships

Expanding Market Presence

- Developing new distribution relationships in target markets
- Selectively expanding in new markets
  - Large enough to generate $1 to $5 million in core premium within first 18 months
  - Competitive strength of Atlas' value proposition
  - Favorable insurance environment

Opportunistically Pursue Acquisitions

- Use existing resources and market expertise to seek acquisitions of complementary books of business and insurance companies

Continuing Market Trends

- Premium rate increases



Commercial Auto Gross Written Premium (1)
($ in millions)
$100
$80
$60
$40
$20
$0
$90
$79
$87
$64
$53
$14
$19
$51
2005
2006
2007
2008
2009
2010
2011
2012
Insurance companies acquired by Atlas

(1) *American Country Insurance Company and American Services Insurance Company, Inc.; 2012 gross written premium is preliminary (unreviewed).*

Gateway Acquisition

Business Overview

- Predecessor founded in 1946; licensed in 46 states and the District of Columbia
- Approximately $10 million of annual taxi and limousine written premium
- Approximately $23 million of incremental investment assets

Transaction Highlights

- Purchase price equal to adjusted tangible book value
- 100% reinsurance of non-core workers' compensation line of business
- $2 million of adverse development protection
- Closed January 2, 2013

Strategic Benefits

- Recognized brand in target market
- Expansion into key geographies and complementary distribution in existing markets
- Synergies from overlapping operations
- Accretive to operating earnings

	Pro Forma Combined (1)	
($ in thousands, except per share date)	2011	Nine Months Ended September 30, 2012
Net Premiums Earned	$47,940	$34,683
Underwriting Income / (Loss) (2)	(13,976)	571
Net Income / (Loss)	(4,352)	4,653
Net Income / (Loss) to Common Shareholders	(5,252)	3,979
Basic EPS	($0.86)	$0.65

(1) Includes pro forma adjustments to reflect reinsurance of the workers' compensation line of business and run-off of the truck line of business.
(2) Calculated as net premiums earned, less net claims incurred and other underwriting expenses.

Investment Highlights

Niche Market Focus

- Favorable market dynamics
- Strong brands and deep distribution relationships
- Specialized underwriting and claims handling expertise

Strong Financial Return Profile

- Profitable underwriting model
- Efficient operating structure
- Substantial investment leverage

Scalable Operations Positioned for Growth

- Re-establishing legacy agent relationships
- Expanding market presence
- Complementary acquisition opportunities

Entrepreneurial, Committed and Experienced Management Team

- Interests aligned with shareholders

Attractive Entry Point

- Completed realignment to core focus
- Recently expanded market footprint